EXHIBIT 10.2

AMENDMENT TO THE EMPLOYMENT AGREEMENT

DATED EFFECTIVE AUGUST 1, 2013

THIS AMENDMENT TO THE EMPLOYMENT AGREEMENT DATED EFFECTIVE AUGUST 2, 2013 (this “Agreement”), entered into as of March 29, 2017, but effective as of August 1, 2016, (the “Effective Date”) is entered into by and between Fresh Medical Laboratories, Inc. d/b/a ProLung (the “Company”), and Steven C. Eror, an individual (the “Employee”).

WHEREAS,

the Company wishes to employ the Employee to render services for the Company on the terms and conditions set forth in this Agreement and the Employee wishes to be retained and employed by the Company on such terms and conditions.

WHEREAS, the Company and the Employee have exercised the automatic extension referenced in Section Two “Term” of the Employment Agreement dated effective August 1, 2013 on February 2, 2016 and February 2, 2017.

WHEREAS, the Company and the Employee wishes to amend certain provisions of the Employment Agreement dated August 1, 2013.

NOW, THEREFORE, in consideration of the premises, the mutual agreements set forth below and other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties agree to amend and replace the sections as follows with all other terms and conditions remaining unchanged:

2. Term

Unless terminated at an earlier date in accordance with Section 9(a) of this Agreement, the term of the Employee’s employment hereunder shall be for a period of three (3) years commencing August 1, 2016. Thereafter, the term of this Agreement shall be automatically extended for successive one-year periods unless either party objects to such extension by written notice to the other party at least 180 days prior to the expiration of the initial term or any extension term.

4. Compensation

Base Salary. As compensation in full for all services to be rendered by the Employee under this Agreement the Company shall pay to the Employee an annual base salary of $290,000 less deductions and withholdings, which salary shall be paid in accordance with the Company’s normal payroll procedures and policies (the “Base Salary”).

Incentive Compensation. In addition to the Base Salary, the Company shall pay Employee the incentive compensation, less deductions and withholdings, set forth in and contingent upon the achievement of the milestones set forth in Incentive Compensation Schedule attached hereto as Exhibit A to the Amendment to the Employment Agreement Steven C. Eror Incentive Compensation“Path to FDA Incentives.”

9. Termination of Employment

(d)

Severance. The Company shall pay the Employee (or his estate) the equivalent of one-half (1/2) of the annualized Base Salary in cash, payable in equal installments over a six (6) month period in accordance with the Company’s standard payroll periods, beginning no later than thirty (30) days following the termination of the Employee’s employment with the Company. In addition, the employee shall be granted shares of Common Stock with a market value equal to one-half (1/2) of his annualized Base Salary (collectively, with the cash payment, the “Severance Payment”). The number of shares of Common Stock of the Company issued to the Employee shall be determined by dividing such one-half (1/2) of unpaid Base Salary by the Market Price per Share (as defined below) of a share of the Company’s Common Stock. “Market Price per Share” shall be determined (A) if the Common Stock is traded on a national securities exchange, as the volume weighted average per share price of the Common Stock for the 40 trading days’ prior to the date of the termination of Employee’s employment, and (B) if the Common Stock is not traded on a national securities exchange, as determined in good faith by the Board of Directors.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph.

Fresh Medical Laboratories, Inc.

By Todd Morgan

Signature: /s/Todd Morgan

Title: Chairman of the Board of Directors

/s/Steven C. Eror

Steven C. Eror, an individual

Employee

Exhibit A to the

AMENDMENT TO THE EMPLOYMENT AGREEMENT

DATED EFFECTIVE AUGUST 1, 2013

Steven C. Eror

Incentive Compensation

“Path to FDA Incentives”

The incentives below are not cumulative, they are binding only within the time period specified and no other time period.

Within thirty days of the execution of this Employment Agreement, the Board of Directors shall grant to the Employee a stock option pursuant to the Company’s stock incentive plan to purchase up to 1,200,000 shares of Common Stock at an exercise price equal to the greater of (a) $1.50 per share, and (b) the Fair Market Value of the Common Stock on the date of grant. It is agreed that the Fair Market Value of a share of Common Stock on the date of execution of this Agreement is less than $1.50. The stock option will be designated as an incentive stock option, although parties understand that no more than $100,000 in incentive stock options can vest in any one year).

The stock option shall expire 10-years after the grant date and shall vest with respect to a number of shares of Common Stock upon the receipt of FDA Approval (as defined below), with such number of shares to be as follows:

•

1,200,000 shares if FDA Approval is obtained on or before January 1, 2018;

•

900,000 shares if FDA Approval is obtained after January 1, 2018 and on or before July 1, 2018;

•

600,000 shares if FDA Approval is obtained after July 1, 2018 and on or before January 1, 2019;

•

300,000 shares if FDA Approval is obtained after January 1, 2019 and on or before January 1, 2020.

Following the vesting of the option, it shall become an option for the number of shares that have vested (and shall terminate with respect to all shares that failed to vest as of FDA Approval). The option shall terminate if FDA Approval is not obtained by January 1, 2020.

In the event that the Employee’s employment is terminated for any of the reasons set forth in Section 9 of the Agreement prior to obtaining FDA Approval and FDA Approval is subsequently obtained, the stock option shall not terminate as a result of the termination of Employee’s employment and, if and when FDA Approval is obtained, shall vest with respect to the number of shares of Common Stock that the Employee would have received had the Employee been employed at the time FDA Approval was achieved multiplied by a fraction, the numerator of which shall be the number of days that the Employee was employed by the Company following the Effective Date and the denominator of which is the number of days elapsed from the Effective Date until the date on which the FDA Approval was obtained.

“FDA Approval” means the U.S. Food and Drug Administration’s (“FDA”) approval of the marketing and sale in commerce of the Company’s Electro Pulmonary Nodule Scan and related device for any claim of use related to screening or preliminary screening for node or other indicia of cancer.